UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

ACCESS MIDSTREAM PARTNERS, L.P.

(Exact name of Registrant as specified in its Charter)

Delaware	001-34831	80-0534394
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

525 Central Park Drive, Oklahoma City, Oklahoma	73105
(Address of principal executive offices)	(Zip Code)

(877) 413-1023

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

Williams Acquisition

On July 1, 2014, The Williams Companies, Inc. (“Williams”) completed its previously announced acquisition (the “Williams Acquisition”) of all of the interests in Access Midstream Partners, L.P. (the “Partnership”) and Access Midstream Ventures, L.L.C. (“AMV”), the sole member of Access Midstream Partners GP, L.L.C. (the “General Partner”), formerly owned by certain entities affiliated with Global Infrastructure Investors II (collectively, “GIP II”). As a result of the closing of the Williams Acquisition, Williams owns and controls the General Partner, and GIP II no longer has any ownership interest in the Partnership or the General Partner.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Directors

On July 1, 2014, in connection with the closing of the Williams Acquisition, William B. Berry, William J. Brilliant, James J. Cleary, Domenic J. Dell’Osso, Jr. and William A. Woodburn each resigned from the board of directors (the “Board”) of the General Partner, effective immediately. At the time of their resignations, none of the foregoing individuals had any disagreements with the Partnership on any matter relating to the Partnership’s operations, policies or practices. At the time of their resignations, Messrs. Woodburn and Cleary served on our compensation committee, with Mr. Woodburn serving as chair of that committee, and Messrs. Brilliant and Berry served on our risk committee.

Election of Directors

AMV has the right to appoint the entire Board. Unitholders are not entitled to elect the directors of the General Partner or directly or indirectly participate in the Partnership’s management or operations, and Williams will determine when replacements, removals and appointments of directors may be made. Ms. Robyn L. Ewing, Ms. Sarah C. Miller and Mr. Richard D. Rodekohr were each appointed to the Board in connection with the Williams Acquisition. Information regarding each of Ms. Ewing, Ms. Miller and Mr. Rodekohr is set forth below.

Robyn L. Ewing

Ms. Ewing has served as Senior Vice President and Chief Administrative Officer of Williams since April 2008. She served previously as Vice President of Human Resources of Williams from May 2004 to April 2008. Prior to joining Williams, Ms. Ewing worked at MAPCO Inc., which Williams acquired in April 1998.

Sarah C. Miller

Ms. Miller has served as Vice President, Corporate Secretary and Assistant General Counsel of Williams since December 2011. She served previously as Vice President, Assistant General Counsel and Assistant Secretary of Williams from July 2011 to December 2011, and as Assistant Secretary of Williams from March 2009 to July 2011. Ms. Miller joined Williams in 2000 and has held a variety of positions within William’s legal department.

Richard D. Rodekohr

Mr. Rodekohr has served as Vice President, Financial Planning & Analysis at Williams since January 2013. He served previously as Vice President, Finance for Williams Gas Pipeline Company, LLC, a Williams subsidiary, from March 2002 to January 2013. Prior to joining Williams, Mr. Rodekohr worked for Transco Energy Company, LLC, which Williams acquired in 1995. Since 1995, Mr. Rodekohr has held a variety of positions within the Finance department for Williams.

Each of Ms. Ewing, Ms. Miller and Mr. Rodekohr is a Williams designee to the Board. Officers or employees of Williams who also serve as directors of the General Partner do not receive additional compensation for their service as a director of the General Partner. Accordingly, none of Ms. Ewing, Ms. Miller or Mr. Rodekohr will receive additional compensation for their respective service as a director of the General Partner. Each of them will have rights to indemnification by us pursuant to the First Amended and Restated Agreement of Limited Partnership of Access Midstream Partners, L.P., as amended.

None of Ms. Ewing, Ms. Miller or Mr. Rodekohr has had any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K other than through her or his employment with Williams. For relationships between the Partnership, the General Partner and Williams, please read Item 13 “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated into this Item 5.02 by reference.

The General Partner currently has 11 directors: Alan S. Armstrong, Donald R. Chappel, Robyn L. Ewing, Sarah C. Miller, Richard D. Rodekohr, Francis E. Billings, J. Mike Stice, Robert S. Purgason, David A. Daberko, Philip L. Fredrickson and Suedeen G. Kelly. Messrs. Daberko and Fredrickson and Ms. Kelly are independent as defined under the independence standards established by the NYSE and the Exchange Act. Ms. Ewing will be appointed chair of our compensation committee. Ms. Miller and Mr. Rodekohr will be appointed to the compensation committee and risk committee, respectively.

First Amendment to Long-Term Incentive Plan

On June 30, 2014, the Board adopted the First Amendment (the “First Amendment”) to the Chesapeake Midstream Long-Term Incentive Plan (the “LTIP”), effective as of the closing of the Williams Acquisition. The First Amendment amends, among other things, the definition of “Change of Control” in the LTIP to reflect that Williams owns and controls the General Partner and GIP II no longer has any ownership interest in the Partnership or the General Partner.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	First Amendment to Chesapeake Midstream Long-Term Incentive Plan, dated effective as of July 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCESS MIDSTREAM PARTNERS, L.P.

By:	Access Midstream Partners GP, L.L.C., its general partner

By:	/s/ David C. Shiels

David C. Shiels Chief Financial Officer

Dated: July 1, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	First Amendment to Chesapeake Midstream Long-Term Incentive Plan, dated effective as of July 1, 2014.